Exhibit 99.1

AGREEMENT AND PLAN OF MERGER
dated as of July 6, 2011
by and among
RESER’S FINE FOODS, INC.,
an Oregon corporation;

RESER’S ACQUISITION, INC.,
an Oklahoma corporation;

and

VAUGHAN FOODS, INC.,
an Oklahoma corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of July 6, 2011, by and among: RESER’S FINE FOODS, INC., an Oregon corporation (“Parent”); RESER’S ACQUISITION, INC., an Oklahoma corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and VAUGHAN FOODS, INC., an Oklahoma corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the OGCA. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.
B.    The board of directors of the Company (the “Company Board”) has formed a special committee of the Company Board (the “Special Committee”) for the purpose of, among other things, evaluating and making a recommendation to the Company Board with respect to what actions should be taken regarding any business combination, including with respect to this Agreement and the Merger.

C.    The Company Board has, acting upon the unanimous recommendation of the Special Committee, and on the terms and subject to the conditions set forth herein, unanimously: (a) approved this Agreement and the Merger; (b) determined that the Merger is fair to and in the best interests of the Company and its stockholders; (c) declared advisable this Agreement and the Merger; and (d) resolved to recommend that the Company’s stockholders adopt this Agreement. As used in this Agreement, the term “unanimous” shall refer to the vote of all members of the Company Board, with the exception of the two (2) directors who have recused themselves from voting on the Merger.
D.    The respective boards of directors of Parent and Merger Sub have approved this Agreement and the Merger.
AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1
DESCRIPTION OF TRANSACTION
1.1Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
1.2Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the OGCA.
1.3Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Brownstein, Rask, Sweeney, Kerr, Grim, DeSylvia & Hay, LLP, 1200 SW Main Street, Portland, Oregon 97205, at 10:00 a.m. (Oregon) on a date to be designated by Parent, which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 6 and 7 (other than the delivery of certificates at Closing, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the OGCA shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Oklahoma. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Oklahoma or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:
(a)the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the Merger at the Effective Time or immediately thereafter to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “VAUGHAN FOODS, INC.”;
(b)the Bylaws of the Surviving Corporation shall be amended and restated at the Effective Time or immediately thereafter to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.
1.5Conversion of Shares.
(a)At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
(i)any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii)except as provided in clause (i) of this Section 1.5(a) and subject to Sections 1.5(b), 1.5(c), 1.5(d), 1.5(e), 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (upon surrender of a valid certificate representing shares of Company Common Stock outstanding (a “Company Stock Certificate”) or upon adherence to the procedures set forth in the letter of transmittal for a Book Entry Share) the Per Share Merger Consideration, in cash, without interest; and
(iii)each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
(b)If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be delivered in respect of shares of Company Common Stock pursuant to Section 1.5(a)(ii) shall be adjusted to the extent appropriate.
(c)The Company shall take such action as may be necessary so that immediately prior to the Effective Time, (i) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be vested in full; (ii) Company Options that have been exercised shall have been replaced and superseded by the shares of Company Common Stock issued upon such exercise and shall be treated as provided in Section 1.5(a)(ii); and (iii) Company shall take all necessary actions to provide for the cancellation or termination of all Company Options that remain outstanding at the Effective Time including providing that each holder of any Company Option issued pursuant to the Plan (as defined in Section 1.5(f)) shall as a result of the Merger be entitled to receive an amount in cash equal to (i) (a) the Per Share Merger Consideration minus (ii) the per share exercise price of such Company Option, multiplied by (b) the number of shares of Company Common Stock which are subject to such Company Option. Each such Company Option shall either (i) have been exercised by the holder(s) of such Company Options in full or (ii) to the extent not exercised in full, be terminated or cancelled, subject to the right to receive payment for such Company Options in the manner provided in the preceding sentence. The Company shall deliver to Parent written evidence of such exercise, termination or cancellation. The Company shall take all actions necessary to effect the provisions set forth herein with respect to all Company Options and all agreements relating thereto, including, without limitation, any necessary amendments to any Company Options or agreements relating thereto and the delivery of all required notices and obtaining of any required consents under such Company Options or agreements relating thereto, as applicable. Any payment received relating to consideration for a Company Option shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option.
(d)The Company shall take such action as may be necessary so that immediately prior to the Effective Time, (i)  In the Money Warrants that have been exercised shall have been replaced and superseded by the shares of Company Common Stock issued upon such exercise and shall be treated as provided in Section 1.5(a)(ii); and (ii)  In the Money Warrants that remain outstanding at the Effective Time that have not been exercised shall as a result of the Merger be entitled to receive an amount in cash equal to (i) (a) the Per Share Merger Consideration minus (ii) the per share exercise price of such In the Money Warrants, multiplied by (b) the number of shares of Company Common Stock which are subject to such In the Money Warrants. Each such In the Money Warrant shall either (i) have been exercised by the holder(s) of such In the Money Warrants in full or (ii) to the extent not exercised in full, be terminated or cancelled, subject to the right to receive payment for such In the Money Warrants in the manner provided in the preceding sentence. The Company shall deliver to Parent written evidence of such exercise, termination or cancellation. The Company shall take all actions necessary to effect the provisions set forth herein with respect to all In the Money Warrants and all agreements relating thereto, including, without limitation, any necessary amendments to any In the Money Warrants or agreements relating thereto and the delivery of all required notices and obtaining of any required consents under such In the Money Warrants or agreements relating thereto, as applicable. Any payment received relating to consideration for In the Money Warrants shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such In the Money Warrants.
(e)The Company shall take such action as may be necessary so that immediately prior to the Effective Time, (i)  Out of the Money Warrants that have been exercised and for which the exercise price has been paid in full shall prior to the Effective Time have been replaced and superseded by the shares of Company Common Stock issued upon such exercise and shall be treated as provided in Section 1.5(a)(ii); and (ii) with respect to Out of the Money Warrants that remain outstanding at the Effective Time the Company, prior to the Effective Time, shall have prepared a supplemental warrant (with the approval of the supplemental warrant by the Merger Sub prior to the Effective Time) that the Surviving Corporation after the Effective Time shall execute and deliver to Continental Stock Transfer and Trust (the “Warrant Agent”). The supplemental warrant agreement shall have been prepared pursuant to Section 6(d) of the Warrant Agreement between Company and Warrant Agent providing that the holder of each Out of the Money Warrant then outstanding shall have the right thereafter (until the expiration of such Warrant) to receive, upon exercise of such Warrant, and payment of the exercise price in full, solely an amount in cash equal to the Per Share Merger Consideration and shall have no other rights with respect to the Surviving Corporation. It is understood that the exercise price payable in respect of a share of Company Common Stock subject to any such Out of the Money Warrant exceeds the Per Share Merger Consideration. No cashless exercise option is or will be made available with respect to the Out of the Money Warrants. For the avoidance of doubt, the holder of an Out of the Money Warrant would be required to pay the per share exercise price of either $9.75 or $13.00, as applicable, to be entitled to receive the Per Share Merger Consideration.
(f)Prior to the Effective Time, and subject to the review and approval of Parent,

the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.5 under the Company’s Equity Incentive Plan of 2006, as amended August 8, 2008 (the “Plan”) and all Company Option agreements, including delivering all required notices and obtaining any required consents, such that at the Effective Time the Company shall not have any outstanding Company Option Agreements.
1.6Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.
1.7Exchange of Certificates.
(a)On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as paying agent in the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent shall cause to be deposited with the Paying Agent Eighteen Million Two Hundred Fifty Thousand and no/100 Dollars ($18,250,000), in cash (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent.
(b)Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Common Stock immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal); (ii) instructions for use in effecting the surrender of Company Stock Certificates and Book Entry Shares in exchange for the Per Share Merger Consideration and (iii) instructions regarding payment for lost or destroyed Company Stock Certificates. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Company Stock Certificate or Book Entry Share to the Paying Agent for exchange or adherence to the procedures regarding lost or destroyed Company Stock Certificates, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate or Book Entry Share; and (B) the Company Stock Certificate or Book Entry Share so surrendered shall be canceled.

In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of the Per Share Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate or Book Entry Share formerly representing such shares is registered if (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Per Share Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate or Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Paying Agent may, in its discretion and as a condition precedent to the delivery of any Per Share Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Paying Agent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates or Book Entry Shares pursuant to the provisions of this Section 1.7.
(c)Unless otherwise delivered prior to such time, as soon as commercially practicable after the Effective Time, the Paying Agent shall mail or otherwise deliver to each holder of a Company Option or In the Money Warrant that was cancelled or terminated pursuant to Sections 1.5(c) and 1.5(d), a letter in customary form and containing such provisions as Parent may reasonably specify for receipt of the payments provided for in Sections 1.5(c) and 1.5(d) for terminated or cancelled Company Options or In the Money Warrants, as applicable (the “Terminated or Cancelled Payment Letter”). As soon as commercially practicable after the Effective Time, and upon receipt by Parent or the Paying Agent, as applicable, of such Terminated or Cancelled Payment Letter, and any other documents that Parent or the Paying Agent may require in order to effect the payments provided for in Sections 1.5(c) and 1.5(d) for terminated or cancelled Company Options or In the Money Warrants, such holder shall be entitled to receive from Parent or the Paying Agent, as applicable, the cash payment to which such holder is entitled, less, in each case, applicable tax withholding. No amounts will be paid to the holder of any terminated or cancelled Company Option or In the Money Warrant until the holder of record of such Company Option or In the Money Warrant shall have delivered to Parent or the Paying Agent, as applicable, a Terminated or Cancelled Payment Letter, and any other documents that Parent or the Paying Agent may require.
(d)Any portion of the Payment Fund that remains undistributed as of the date that is 270 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of rights for payment hereunder who have not theretofore surrendered their Company Stock Certificates, Book Entry Shares, Company Options, or In the Money Warrants as provided herein in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Per Share Merger Consideration.

(e)Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Options or In the Money Warrants such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(f)If any Company Stock Certificate, Book Entry Share, Company Option, or In the Money Warrant has not been surrendered, terminated or cancelled by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate, Book Entry Share, Company Option, or In the Money Warrant represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.
(g)None of Parent, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock, a Company Option, In the Money Warrant, or to any other Person with respect to any Per Share Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.
1.8Dissenting Shares.
(a)Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 1091 of the OGCA and who has otherwise complied with all applicable provisions of Section 1091 of the OGCA (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 1091 of the OGCA with respect to such shares) shall not be converted into or represent the right to receive the Per Share Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the OGCA to a holder of Dissenting Shares.
(b)If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive the Per Share Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares or Book Entry Shares following the surrender procedure for Book Entry Shares.
(c)The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the OGCA, any withdrawal or attempted withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the OGCA; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not voluntarily make any payment or settlement offer or settle any such demands or approve any withdrawal of such demands prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment, settlement offer, settlement or withdrawal.
1.9Withholding Taxes.
(a)Notwithstanding any other provision of this Agreement, the Company and, on its behalf, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax law or under any applicable legal requirement, and to request and be provided any necessary tax forms, including Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, or any similar information. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Any amounts so withheld shall be deposited with the appropriate taxing authority for the account of the recipient thereof, as appropriate, in the circumstances.
(b)The parties intend the Merger to constitute a taxable sale of the Company Common Stock by the Company stockholders. No party shall take any position for income tax purposes inconsistent with such characterization, unless otherwise required by applicable law. The parties make no representations or warranties to any Company stockholders regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company stockholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.
1.10Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
ARTICLE 2
Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 2 is subject to Section 9.6, the exceptions and disclosures set forth in the Company Disclosure Schedule and dated as of the date hereof, and on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Effective Time, as though made as of the Effective Time, as follows:
2.1Subsidiaries; Due Organization; Qualification to do Business.

(a)The Company has three (3) Subsidiaries, identified as (i) Wild About Food-Oklahoma, LLC, and (ii) Vaughan Transportation, Inc. and (iii) GreenLight Technical Services, LLC (the “Subsidiaries”); and neither the Company nor any of the Subsidiaries: (i) owns any share capital of, or any equity interest of any nature in, any other Entity, other than the Company’s ownership of the Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.
(b)Each of the Company and the Subsidiaries is duly organized, validly existing and is in good standing (or equivalent status) under the laws of the jurisdiction of its formation and has all requisite power and authority to: (i) conduct its business in the manner in which its business is currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used, except, in the case of clauses (i) and (ii) of this sentence, as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.
(c)Each of the Company and the Subsidiaries (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.
2.2Certificate of Incorporation and Bylaws.

(a)The Company has Made Available to Parent accurate and complete copies of the Certificate of Incorporation and Bylaws of the Company.

(b)The Company has Made Available to Parent accurate and complete copies of the organizational documents, including certificate of incorporation, bylaws, certificate of registration, and operating agreements of each of the Subsidiaries, including all amendments thereto. The Company has Made Available to Parent accurate and complete copies of: (i) the charters of all committees of the Company Board; and (ii) any code of ethics, investment policy, disclosure committee policy or similar policy adopted by the Company or by the board of directors (or similar body), or any committee of the board of directors (or similar body), of any of the Company and the Subsidiaries.
2.3Capitalization; Rights to Acquire Stock.
(a)The authorized share capital of the Company consists of: (i) 50,000,000 shares of Company Common Stock, par value $0.001 per share, of which 9,380,577 shares have been issued and outstanding as of June 30, 2011; and (ii) 5,000,000 shares of Company Preferred Stock, par value $0.001, of which no shares were issued or are outstanding. The Company holds no shares of its capital stock in its treasury as of the date of this Agreement. As of June 30, 2011: (A) pursuant to the Plan, the Company reserved 1,000,000 shares of Company Common Stock; issued 903,120 options at exercise prices of $0.49, $0.69, $0.76, and $0.38; 96,880 shares remain available; the Plan provides for both incentive stock options and non-qualified stock options; (B) there are Warrants to purchase 1,903,000 shares of

Company Common Stock at an exercise price of $0.70 per share outstanding (the “PPM Warrants”); (C) there are Warrants to purchase 252,454 shares of Company Common Stock at an exercise price of $0.5942 per share outstanding (the “Bank Warrants”); (D) there are Warrants to purchase 475,750 shares of Company Common Stock at an exercise price of $0.625 per share outstanding (the “Agent Warrants”), (E) there are warrants to purchase 112,000 shares of Company Stock at an exercise price of $0.38 per share outstanding (the “Consultant Warrants”) - (the Agent Warrants, the PPM Warrants the Bank Warrants and the Consultant Warrants - together, the “In the Money Warrants”); (F)  there are Class A Warrants to purchase 2,472,500 shares of Company Common Stock at $9.75 per share which expire on June 27, 2012, outstanding and (G)  there are Class B Warrants to purchase 2,472,500 shares of Company Common Stock at $13.00 per share which expire on June 27, 2012, outstanding (the Warrants described in (F) and (G) together, are the “Out of the Money Warrants.”)
(b)All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(b)(i) of the Company Disclosure Schedule, neither the Company nor the Subsidiaries holds any Company Common Stock or any rights to acquire Company Common Stock, other than the Company Common Stock held in the Company’s treasury. None of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of any of the Subsidiaries. Except as set forth in Part 2.3(b)(ii) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. Neither the Company nor the Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other equity securities.
(c)As of the date of this Agreement, 96,880 shares of Company Common Stock are reserved for future issuance under the Plan. Part 2.3(c) of the Company Disclosure Schedule accurately sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price (if any) of such Company Option; (iv) the date on which such Company Option was granted; (v) the date on which such Company Option expires; (vi) whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (vii) if such Company Option is a restricted stock unit or a restricted stock award; (viii) if such Company Option is in the form of restricted stock units, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (ix) whether the vesting of such Company Option would be accelerated, in whole or in part, as a result of the Merger, alone or in combination with any termination of employment or other event relating to employment and resulting from the Merger. The Company has Made Available to Parent accurate and complete copies of: (A) the Plan; (B) each other equity plan pursuant to which the Company or the Subsidiaries has ever granted stock options, restricted stock units or restricted stock awards to the extent that any such equity awards remain outstanding thereunder; and (C) each equity plan under which any Entity has granted stock options, restricted stock units or restricted stock awards that were ever assumed by any of the Company or the Subsidiaries to the extent that any equity awards remain outstanding thereunder. All shares of Company Common Stock subject to issuance under the Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. No Company Options have been granted with an exercise price that is less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Options are reflected in the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 2.4(a)), in accordance with, and as required by, GAAP to the extent that such Company Options were granted prior to the date of such financial statements. With respect to each Company Option outstanding as of the date of this Agreement, the applicable vesting schedule has been Made Available to Parent.
(d)Part 2.3(d) of the Company Disclosure Schedule accurately sets forth the following information with respect to each In the Money Warrant outstanding as of the date of this Agreement:  (i) the name of the holder of such In the Money Warrant; (ii) the number of shares of Company Common Stock subject to such In the Money Warrant; (iii) the exercise price (if any) of such In the Money Warrant; (iv) the date on which such In the Money Warrant was issued; and (v) the date on which such In the Money Warrant expires. The Company has Made Available to Parent accurate and complete copies of: (A) each instrument pursuant to which the Company has ever granted Warrants to the extent that any such Warrants remain outstanding thereunder; and (B) each instrument under which any Entity has granted Warrants that were ever assumed by the Company to the extent that any Warrants remain outstanding thereunder. All shares of Company Common Stock subject to issuance under a Warrant, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. All grants of Warrants are reflected in the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents, in accordance with, and as required by, GAAP to the extent that such Warrants were granted prior to the date of such financial statements.
(e)There are no bonds, debentures, notes or other indebtedness of the Company issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.
(f)Except as set forth in Part 2.3(c), Part 2.3(d), or Part 2.3(f) of the Company Disclosure Schedule (with respect to the aggregate data therein) and except for the Warrants, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any share capital or other securities of any of the Company or the Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any share capital or other securities of any of the Company or the Subsidiaries; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Company or the Subsidiaries is or may become obligated to sell or otherwise issue any share capital or any other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity based awards with respect to the Company or the Subsidiaries other than as set forth in Part 2.3(f) of the Company Disclosure Schedule.

(g)All outstanding shares of Company Common Stock, all outstanding Company Options, all Warrants and all outstanding shares of capital stock and other securities of the Company or the Subsidiaries have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements and with all material requirements set forth in applicable Contracts.
(h)All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are owned beneficially and of record by the Company, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities laws.
2.4SEC Filings; Financial Statements.
(a)The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with, and all Company Certifications (as defined below) filed or furnished by the Company with or to, the SEC since January 1, 2007, including all amendments thereto (collectively, the “Company SEC Documents”). Since January 1, 2007, all statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company with or to the SEC have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act (as the case may be) and any rules and regulations promulgated thereunder applicable to the Company SEC Documents; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or 15d-15 of the Exchange Act or (B) Section 302 or 906 of the Sarbanes-Oxley Act) (collectively, the “Company Certifications”) is accurate and complete. Except as set forth in Part 2.4(a) of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any of its executive officers has received written notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of any Company Certifications.
(b)Except as set forth in Part 2.4(b) of the Company Disclosure Schedule, (i) the Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (ii) such disclosure controls and procedures are effective to ensure that all material information concerning the Company required to be disclosed in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. The Company has Made Available to Parent accurate and complete copies of all minutes from the meetings of the audit committee of the Company Board from January 1, 2007 through the date of this Agreement.
(c)The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations, retained earnings (loss), changes in financial position and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. Except as set forth on Part 2.4(c) of the Company Disclosure Schedule no financial statements of any Person other than the Company and the Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.
(d)The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2010, and such assessment concluded that such controls were effective as of December 31, 2010.
(e)Except as set forth in Part 2.4(e)(i) of the Company Disclosure Schedule, since January 1, 2007, the Company’s principal executive officer and its principal financial officer (each as defined in the Sarbanes-Oxley Act) have disclosed to the Company’s auditors and the audit committee of the Company Board: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Company on a consolidated basis; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Except as set forth in Part 2.4(e)(ii) of the Company Disclosure Schedule, since the enactment of the Sarbanes-Oxley Act, the Company has not made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
(f)The Company has not effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).
(g)Except as set forth in Part 2.4(g) of the Company Disclosure Schedule, as of the date of this Agreement, there are no unresolved comments issued by the staff of the

SEC with respect to any of the Company SEC Documents.
2.5Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between December 31, 2010, and the date of this Agreement:
(a)there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, has had or would reasonably be expected to have or result in a Company Material Adverse Effect;
(b)there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or property leased, owned or otherwise used by the Company and the Subsidiaries (whether or not covered by insurance) that are material to the Company and the Subsidiaries, taken as a whole;
(c)the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities except for dividends or distributions paid by a Subsidiary to the Company; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;
(d)the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares or similar transaction;
(e)the Company has not: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement other than in the ordinary course of business; (ii)  caused or permitted any Company Employee Plan to be amended in a manner that would result in a material increase in the benefits to be paid or provided thereunder; or (iii) materially increased the amount of compensation or remuneration payable to any of its directors, officers or other employees;
(f)the Company has not waived any “standstill” provision;
(g)the Company has not changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;
(h)the Company has not made any material Tax election or asked for or received any ruling in respect of any material Tax from a Governmental Body, or entered into any Contract with any Governmental Body with respect to any material Tax;
(i)the Company has not commenced or settled any material Legal Proceeding; and
(j)the Company has not agreed or committed to take any of the actions referred to in clauses (c) through (i) above.
2.6Title to Assets.

(a)Each of the Company and Subsidiaries have good and marketable title to the personal property it owns free and clear of all mortgages, covenants, conditions, restrictions, easements, Liens, security interests, charges, claims, assessments, and encumbrances, except for (i) rights of lessors, lessees, or sublessees in such matters that are reflected in a written lease disclosed in Part 2.6(a) of the Company Disclosure Schedule; (ii) current taxes (including assessments collected with taxes) not yet due and payable; (iii) Liens, if any, that are not substantial in character, amount, or extent and do not materially detract from the value, or interfere with present use or the ability of the Company or Subsidiaries to dispose, of the property subject thereto or affected thereby; and (iv) other matters as described in Part 2.6(a) of the Company Disclosure Schedule. The Company has heretofore Made Available to Parent correct and complete copies of all leases, subleases and other agreements, including all amendments, extensions, renewals, and guaranties with respect thereto (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the “Leased Real Property”). Except as otherwise set forth in Part 2.6(a) of the Company Disclosure Schedule, (A) the Company or one of its Subsidiaries has a valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens except liens of record, liens which do not impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon and other Permitted Liens, and each Real Property Lease is in full force and effect, (B) all rent and other sums and charges due and payable by the Company or its Subsidiaries as tenants thereunder are current in all material respects, (C) no termination event or condition or uncured default on the part of the Company or any such Subsidiary or, to the Knowledge of the Company or any such Subsidiary, the landlord, exists under any Real Property Lease, (D) the Company or one of its Subsidiaries is in actual possession of each Leased Real Property and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease and applicable law and there are no disputes with respect to any Real Property Lease, and (E) the Company and its Subsidiaries own all of the personal property (except for leased property or assets for which it has a valid and enforceable right to use) which is reflected on the Audited Balance Sheet, except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice, and except for Liens of record and other Permitted Liens. Except as disclosed in Part 2.6(a) of the Company Disclosure Schedule , the plant, property, and equipment of the Company and its Subsidiaries that are used in the operations of their businesses are, in all material respects, in good operating condition and repair, subject to ordinary wear and tear, and, subject to normal maintenance, are available for use.
(b)Part 2.6(b) of the Company Disclosure Schedule contains an accurate and complete list of all Real Property owned by the Company or its Subsidiaries, together with all buildings and structures presently situated or to be constructed thereon, all mineral rights on or underneath the Real Property and all easements, appurtenances, and rights appurtenant thereto or otherwise arising in connection therewith. With respect to such Real Property: (i) the Company and its Subsidiaries have good and marketable title to the Real Property, free and clear of any security interests, easements, covenants, or other restrictions, except for (A) installments of special assessments not yet delinquent and (B) Permitted Liens set forth on Part 2.6(b) of the Company Disclosure Schedule; (ii) there are no (A) pending or threatened condemnation proceedings related to the Real Property; (B) pending or threatened litigation, including, specifically, construction lien Actions, or administrative actions relating to the Real Property; or (C) to the Company's knowledge other matters adversely affecting the current use, occupancy, or value thereof; (iii) the legal description for the Real Property contained in the deeds thereof describe such parcels fully and adequately, the buildings and Improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or Improvements thereon are subject to “permitted nonconforming use” or “permitted nonconforming structure” classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, the property is not located within a flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained, and access to the property is provided by paved public right-of-way with adequate curb cuts available; (iv) all Improvements presently situated or to be constructed on the Real Property, have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership, construction, occupation, use, or operation thereof and have been operated and maintained in accordance with applicable Laws; (v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcels of Real Property; (vi) there are no outstanding options or rights of first refusal to purchase the Real Property or any portion thereof or interest therein; (vii) there are no other parties in possession of the Real Property or any portion thereof and no Person adversely possesses or has obtained any prescriptive easement in any portion of the Real Property; (viii) all Improvements located on the Real Property are supplied with utilities and other services necessary for the operation of such Improvements, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with applicable Laws and are provided via public road or via permanent, irrevocable, appurtenant easements benefiting the Real Property; (ix) each parcel of Real Property abuts on and has direct vehicular access to a public road or access via permanent, irrevocable, appurtenant easements benefiting the Real Property; (x) there is no pending nor, to the Company’s Knowledge, contemplated eminent domain, condemnation, or other governmental taking of the Real Property; (xi) there are no special or general assessments which have been levied against or to the Company’s Knowledge are proposed for the Real Property; (xii) Company and its Subsidiaries warrant that they are not a “foreign person” as defined in Section 1445 of the Code; (xiii) there are no material defects in any portions of the Improvements or the Real Property. To the Company’s Knowledge, none of the Improvements are infested with termite or other insects or animals. Conditions caused by ordinary wear and tear and depreciation shall not be considered material defects for the purposes of this representation; (xiv) the Company has not received any formal or informal notice from any insurance company of any defect or inadequacies in the Real Property which would adversely affect the insurability of the Improvements, or which would increase the cost of any insurance beyond that which would ordinarily and customarily be charged for manufacturing property in the vicinity of the Real Property; and (xv) to the Company’s Knowledge, the surface and subsurface condition of the Real Property is such that it will support the Improvements without present need for additional subsurface excavation, fill, footing, caissons, or other installations and, to the Company’s Knowledge, the Improvements have been constructed in a manner which is compatible with the soil conditions at the time of construction.

2.7Inventories. The Company’s and its Subsidiaries’ inventories, whether finished goods, work in process, or raw materials, reflected on the Audited Balance Sheet or thereafter acquired are all items of a quality usable or saleable in the ordinary and usual course of the

Company’s and its Subsidiaries’ business, except for inventory items that are obsolete or not usable or saleable in the ordinary course of business for which adequate reserves or allowances have been provided in the Audited Balance Sheet. The values at which inventories are carried in the Audited Balance Sheet reflect an inventory valuation policy consistent with the Company’s past practice and in accordance with GAAP, consistently applied.
At the Effective Time, all inventory and packaging materials shall comply with all applicable federal, state and local laws, regulations and guidelines relating to food safety, labeling, packaging and advertising, including, without limitation, regulations, guidelines and other similar instruments (including, without limitation, the Federal Food, Drug and Cosmetics Act, the Fair Packaging and Labeling Act and the Nutrition Labeling and Education Act, as well as all other laws and regulations for which enforcement authority lies with the U.S. Department of Health and Human Services’ Food and Drug Administration, the U.S. Department of Agriculture, the U.S. Federal Trade Commission and the U.S. Department of Homeland Security’s U.S. Customs and Border Control agency or other applicable federal or state authority). All inventory (i) is manufactured, stored and delivered in accordance with appropriate "Good Manufacturing Practices" or similar practices promulgated under the relevant acts, regulations and rules, (ii) shall be manufactured, stored and delivered in accordance with all federal and/or state laws and local health and sanitary ordinances or regulations, (iii) shall not be adulterated or misbranded within the meaning of the relevant acts, regulations or rules or under any state laws and local municipal rules and ordinances, as applicable, (iv) shall not be a food product which may not, under the relevant acts, regulations or rules, or under any state laws or local municipal rules and ordinances, be introduced into interstate commerce.
2.8Accounts Receivable. All of the accounts receivable, whether billed or unbilled, of the Company and the Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set‑off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale‑or‑return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Audited Balance Sheet or, for receivables arising subsequent to the Audited Balance Sheet, as reflected on the books and records of the Company and the Subsidiaries (which receivables are recorded in accordance with GAAP consistently applied). Except as set forth on Part 2.8 of the Company Disclosure Schedule, no Person has any Lien on any accounts receivable of the Company and the Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.
2.9Intellectual Property Rights.

(a)Except as set forth in Part 2.9(a) of the Company Disclosure Schedule the Company and its Subsidiaries own all right, title and interest in, or are validly licensed or otherwise possess legally enforceable rights to use, free and clear of all Liens, all domestic and foreign (i) all inventions, all improvements thereto and all patents, patent applications and patent disclosures; (ii) trademarks, trade names, service marks, trade dress, corporate names, logos and slogans, and internet domain names, together with all translations, adaptations, derivatives, and combinations thereof, including all good will associated therewith, and any applications for and registrations of any of the foregoing; (iii) copyrights and copyrightable works, and any applications for and registrations of any of the foregoing; (iv) internet lists, customer and supplier lists and related information, processes, formulae, recipes, methods, schematics, technology, know-how, designs, drawings, artwork, electronic files of artwork, package designs, packaging labels, and trade secrets; (v) computer software programs or applications, processes, procedures, research records, records of inventions, test information, market surveys, marketing know-how (including source code, executable code, data, databases and documentation); and (vi) other tangible or intangible proprietary information, material or rights necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”). Part 2.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all registrations and applications for the Company Intellectual Property Rights. The Company and Subsidiaries have taken all action reasonably necessary to protect the Company Intellectual Property Rights which is customary in the industry, including, without limitation, use of reasonable secrecy measures to protect the trade secrets included in the Company Intellectual Property Rights.
(b)The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any (i) license, sublicense or other agreement relating to the licensing by the Company or any of its Subsidiaries of any owned Company Intellectual Property Rights to any third party, (ii) license, sublicense or other agreement to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property Rights, including software that is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries, or (iii) agreement or similar arrangement, in effect as of the date hereof, relating to the use of Intellectual Property Rights by the Company or any of its Subsidiaries, including, without limitation, settlement agreements, consent-to-use or standstill agreements, and standalone indemnification agreements, the breach, termination or modification of which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Part 2.9(b) of the Company Disclosure Schedule lists all licenses, sublicenses and other agreements described in clauses (i), (ii) and (iii), together with for those listed in Clauses (ii) and (iii) all royalties, license fees, sublicense fees, milestones, maintenance fees or other payment obligations collectively requiring payment in excess of $25,000 per year by the Company or any Subsidiary to any third party for such third party’s Intellectual Property Rights that are used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries. The Company has Made Available to Parent a true and correct copy of all agreements required to be set forth in Part 2.9(b) of the Company Disclosure Schedule.
(c)All Company Intellectual Property Rights are valid, subsisting and enforceable, and no claim, suit or other proceeding is pending or, to the Knowledge of the Company, threatened contesting the validity, subsistence, enforceability or use by the Company or any of its Subsidiaries of the same. There is no suit, action or proceeding pending against the Company and its Subsidiaries and the Company and its Subsidiaries have not received any claim or notice (including offer to license) which involves a claim of infringement, misappropriation or other conflict with the Intellectual Property Rights of any third party, and are otherwise not aware of any facts which indicate a likelihood of any of the foregoing, and no claim, suit or other proceeding regarding the foregoing is pending, or, to the Knowledge of the Company, threatened. The operation of the businesses of the Company and its Subsidiaries, including, without limitation, the manufacturing, marketing, licensing or sale of products or services, does not infringe upon, misappropriate or otherwise conflict with any Intellectual Property Rights of any third party. No other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Company Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries.
(d)Except as set forth in Part 2.9(d) of the Company Disclosure Schedule, all Company Intellectual Property Rights, owned by the Company or any of its Subsidiaries, were: (i) developed by employees of the Company or any of it Subsidiaries working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Company or any of its Subsidiaries; or (iii) acquired in connection with acquisitions in which the Company and its Subsidiaries have obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Company Intellectual Property Rights.
(e)The computer software, computer firmware, computer hardware, and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its Subsidiaries in the conduct of their businesses are sufficient in all material respects for the current needs of such businesses.
(f)The Company and its Subsidiaries have, in all material respects, collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by law, in accordance with the privacy policies of the Company and its Subsidiaries and in accordance with applicable law.
2.10Contracts.
(a)For purposes of this Agreement, each of the following shall be deemed to constitute a “Significant Contract”:
(i)any Contract that would be required to be filed by the Company as an exhibit to any Company SEC Document pursuant to Item 601(b)(4) or 601(b)(10) of Regulation S-K under the Securities Act;
(ii)any Contract (other than Company Employee agreements) relating to the provision of services to the Company or the Subsidiaries, which services are material to the operations of the Company and the Subsidiaries, taken as a whole;
(iii)any material Contract relating to the lease or sublease by the Company and the Subsidiaries of any real property;
(iv)any Contract with the Company’s and the Subsidiaries’ top 20 customers;
(v)any Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its obligations under this Agreement, or to consummate the Merger or any of the other Contemplated Transactions;
(vi)any Contract: pursuant to which the Company or the Subsidiaries

(A) will acquire any real property; or (B) will acquire any personal property, equipment or fixtures with a cost in excess of $100,000;
(vii)any Contract that is material to the Company or the Subsidiaries taken as a whole;
(viii)any other Contract identified in Part 2.10(a) of the Company Disclosure Schedule (which shall include each Contract imposing any restriction on the right or ability of the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business with any other Person, in each case, which is material to the Company taken as a whole); and
(ix)any Contract that evidences or is the primary document under which there arises indebtedness of the Company or any Subsidiary (other than agreements with or among direct or indirect wholly owned Subsidiaries) in excess of $100,000.
(b)Each Company Contract that constitutes a Significant Contract is: (i) valid and in full force and effect; and (ii) is enforceable in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.
(c)Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) neither the Company nor the Subsidiaries have violated or breached, or committed any default under, any Significant Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Significant Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Significant Contract; (B) give any Person the right to declare a default under any Significant Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Significant Contract; (D) give any Person the right to accelerate the maturity or performance of any Significant Contract; or (E) give any Person the right to cancel, terminate or modify any Significant Contract, and (iv) since January 1, 2011, neither the Company nor the Subsidiaries have received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Significant Contract.
(d)The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Significant Contract.
2.11Liabilities. Neither the Company nor the Subsidiaries have, any material accrued, contingent or other Liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, for which adequate provision has been made in the Audited Balance Sheet; (b) liabilities that have been incurred by the Company and the Subsidiaries since the date of the Audited Balance Sheet in the ordinary course of business and consistent with past practices;

(c) liabilities for performance of obligations of the Company and the Subsidiaries pursuant to the express terms of Company Contracts; (d) liabilities to pay legal and advisory fees and other expenses incurred by the Company and the Subsidiaries in connection with the Merger; (e) liabilities or obligations incurred directly as a result of this Agreement; and (f) liabilities described in Part 2.11 of the Company Disclosure Schedule.
2.12Compliance with Legal Requirements. Except as set forth in Part 2.12 of the Company Disclosure Schedule, each of the Company and the Subsidiaries is, and has at all times since January 1, 2007, been, in compliance in all material respects with all applicable Legal Requirements, including applicable Legal Requirements relating to employment, exportation of goods and services, and securities law matters. Since January 1, 2007, neither the Company nor the Subsidiaries have received any written notice from any Governmental Body regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.
2.13Certain Business Practices. Neither the Company nor the Subsidiaries, and to the Knowledge of the Company, no Company Representative (as defined in Section 4.3(a)) on behalf of the Company or the Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations hereunder, or any comparable foreign law or statute; or (d) violated any applicable U.S. export and re-export controls, including the United States Export Administration, Act and Regulations and Foreign Assets Control Regulations and all other applicable import/export controls in other countries in which the Company or the Subsidiaries conducts business.
2.14Governmental Authorizations. The Company and the Subsidiaries hold all material Governmental Authorizations necessary to enable the Company and the Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each of the Company and the Subsidiaries is, and at all times since January 1, 2007 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2007, neither the Company nor the Subsidiaries received any written notice from any Governmental Body regarding: (a) any actual or possible material violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
2.15Tax Matters.
(a)Each of the Tax Returns required to be filed by or on behalf of the Company and the Subsidiaries, respectively, with any Governmental Body (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts required to be paid by the Company have been paid.
(b)The Company has established an adequate accrual on the Unaudited Interim Balance Sheet for all Taxes.

(c)Neither the Company nor the Subsidiaries and no Company Return is currently subject to an audit by any Governmental Body in respect of any Tax. No extension or waiver of the limitation period applicable to any Company Return has been granted, which period (after giving effect to such extension or waiver) has not yet expired.
(d)No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company or the Subsidiaries in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or the Subsidiaries (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established in accordance with GAAP on the Unaudited Interim Balance Sheet). There are no liens or other Encumbrances for Taxes upon any of the assets of any of the Company or the Subsidiaries except liens for Taxes not yet due and payable and liens for which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet. As of the date of the Unaudited Interim Balance Sheet, the Company does not have any Liabilities for unpaid Taxes which have not been accrued or reserved on the Unaudited Interim Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any Liability for Taxes since the date of the Audited Balance Sheet other than in the ordinary course of business. Any Taxes of the Company relating or attributable to any Tax period or portion thereof through and including the Closing Date (the “Pre-Closing Tax Period”) that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date (such Taxes, the “Unpaid Pre-Closing Taxes”), including, without limitation, (a) any employment or payroll taxes with respect to any bonuses, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Parent or the Company (the “Transaction Payroll Taxes”) will be reflected as Liabilities. The Company will not be required to include any adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant (i) to Section 481(c) of the Code (or any comparable provision of U.S. state or local or non-U.S. Tax Legal Requirements) as a result of a change in accounting methods prior to the Closing; (ii) closing agreement under Section 7121 of the Code executed prior to the Closing; (iii) deferred inter-company gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (i), (ii) and (iii), under any similar provision of applicable law); (iv) installment sale or open transaction disposition consummated prior to the Closing, or (v) prepaid amount received prior to the Closing.
(e)No written notice has ever been delivered by any Governmental Body to the Company or the Subsidiaries in a jurisdiction where the Company or the Subsidiaries do not file a Tax Return that claims that the Company or the Subsidiaries is or may be subject to taxation by that jurisdiction which could reasonably be expected to result in an obligation to pay Taxes.
(f)There are no Contracts relating to allocating or sharing of Taxes to which the Company or the Subsidiaries is a party. Neither the Company nor the Subsidiaries is liable for Taxes of any Person pursuant to Treasury Regulation Section 1.1502-6 or any similar U.S. state or local or non-U.S. Legal Requirement).
(g)Neither the Company nor the Subsidiaries has constituted either a

“distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor the Subsidiaries is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(h)Neither the Company nor the Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which either the Company or the Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.
(i)Neither the Company nor the Subsidiaries has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.
(j)Each of the Company and the Subsidiaries has withheld from each payment or deemed payment made to Company Associates or to its past or present suppliers, creditors, stockholders or other third parties all material Taxes required to be withheld and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies.
(k)The Company uses the accrual method of accounting for income Tax purposes.
(l)There is no Contract to which the Company is a party, including the provisions of this Agreement, covering any Company Associates, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.
(m)The Company is not party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in compliance with Section 409A of the Code. No stock option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A) or (iv) has failed to be properly accounted for in accordance with GAAP in the Company financial statements.
2.16Employee and Labor Matters; Benefit Plans.
(a)Neither the Company nor the Subsidiaries is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Company or the Subsidiaries. To the Knowledge of the Company, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company or the Subsidiaries or any of their employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of the Company, there is no material claim or material grievance pending or threatened relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.
(b)To the Knowledge of the Company, none of the current independent contractors, consultants, temporary workers, outsourced workers, leased employee or other non-employee service provider of the Company or the Subsidiaries should be reclassified as an employee.
(c)The Company has Made Available to Parent an accurate and complete list of each Company Employee Plan and each employment agreement with a current employee of the Company. The Company has not committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform or seek the approval of any such Company Employee Plan or Company Employee Agreement to satisfy applicable Legal Requirements).
(d)The Company has Made Available to Parent accurate and complete copies of: (i) all material documents setting forth the terms of each material Company Employee Plan and each employment agreement with a current employee of the Company, including all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material correspondence to or from any Governmental Body relating to any Company Employee Plan since the inception of each such Company Employee Plan; (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; (vii) all communications material to any Company Associate(s) relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company (viii) model COBRA forms and related notices; (ix) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, and (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years.
(e)Each of the Company and the Subsidiaries has performed in all respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and with all applicable provisions of ERISA, the Code and other Legal Requirements. Any

Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Company Employee Plans required to have been approved by any non-U.S. Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Employee Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no audits or inquiries pending or threatened by the IRS, the United States Department of Labor or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor the Subsidiaries have ever incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements.
(f)Neither the Company nor the Subsidiaries have ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither the Company nor the Subsidiaries have ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Company or the Subsidiaries is or was held as a plan asset.
(g)Except as set forth on Part 2.16(g) of the Company Disclosure Schedule neither the execution of this Agreement nor the consummation of the Merger could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.
(h)The Company and the Subsidiaries: (i) are, and at all times have been, in compliance with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; and (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates. Neither the Company nor the Subsidiaries: (A) are liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; or (B) are liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).
(i)There is no agreement, plan, arrangement or other Contract covering any director, officer, Company Associate, or other employee of the Company or the Subsidiaries, and no payments have been made or will be made to any director, officer, Company Associate, or other employee of the Company or the Subsidiaries, that, considered individually or considered collectively with any other such Contracts or payments, will be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code. Neither the Company nor the Subsidiaries is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or any taxes required by Section 409A of the Code.
(j)Since December 31, 2010, none of either the Company or the Subsidiaries has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or the Subsidiaries. The Company and the Subsidiaries have complied in all material respects with the Worker Adjustment and Retraining Notification Act of 1998 and similar state Legal Requirements.
(k)Each Company Employee Plan that is subject to Section 409A of the Code has been operated and administered in all material respects with Section 409A of the Code.
(l)Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insured plan that provides benefits to Company Associates (including any such plan pursuant to which a stop loss policy or contract applies).
(m)Except as set forth on Part 2.16(m) of the Company Disclosure Schedule no Company Employee Plan or Company Employee Agreement provides, or reflects or represents any Liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute and except for continuation of coverage through the month of termination if required pursuant to such Company Employee Plan, and the Company and the Subsidiaries have never represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.
(n)The Company and the Subsidiaries have prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state law applicable to its Company Associates or compliance with those provisions has been delegated to a third-party administrator, and the Company has no Knowledge of any non-compliance by such administrator. The Company has no material unsatisfied obligations to any Company Associate or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.
(o)Part 2.16(o) of the Company Disclosure Schedule contains a complete and accurate list of the employees of the Company as of June 29, 2011, and shows with respect to each such Company employee (i) the person’s name, position held, base salary or hourly wage rate, as applicable, including each person’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, (ii) the date of hire, (iii) relevant prior notice period required in the event of termination, and (iv) any severance or termination payment (in cash or otherwise) to which any Company employee would be entitled,
2.17Environmental Matters.
(a)Each of the Company and the Subsidiaries hold all Environmental Permits necessary for conducting their business and operations and have conducted, and is presently conducting, their business and operations in full compliance in all material respects with all applicable Environmental Laws and Environmental Permits. There are no existing or pending Environmental Laws with a future compliance date that will require operational changes, business practice modifications or capital expenditures at the Company Real Property (or any other property presently or formerly owned, operated or controlled by the Company and each of the Subsidiaries or as to which each of the foregoing parties may bear responsibility or liability), or any of the Improvements thereon;
(b)All Hazardous Substances and Solid Waste on, in, under or off-site from the Company Real Property, have been properly removed and disposed of. There is no past or present disposal, discharge, spill or other release of, or treatment, transportation, or other handling of Hazardous Substances or Solid Waste on, in, under or off-site from any Company Real Property or adjacent property, which will subject the Company or any of the Subsidiaries or any subsequent owner, occupant, or operator of such Company Real Property, or adjacent property to Remedial Actions, Environmental Claims, or any Environmental Liabilities and Costs, Actions or Orders. There are no presently pending, or to the best of the Company’s Knowledge, threatened Remedial Actions, Environmental Claims, or Actions or Orders against or involving any of the Company or the Subsidiaries (including any other Persons for whose acts or omissions the Company or the Subsidiaries is responsible) relating to any alleged past or ongoing violation of any Environmental Laws or Environmental Permits, nor is any of the Company or the Subsidiaries subject to any Remedial Actions, Environmental Claims, Environmental Liabilities or Costs or to any liability, whether known or unknown, absolute or contingent, asserted or unasserted, for any such past or ongoing violation of any Environmental Laws or Environmental Permits, nor is any of the Company or the Subsidiaries subject to any Environmental Liabilities or Costs, Remedial Actions or Environmental Claims for any such past or ongoing violation. The Company and the Subsidiaries have kept all records and made all filings required by applicable Laws with respect to emissions or potential emissions into the environment of solids, liquids, gases, heat, light, noise, radiation, and other forms of matter or energy and the proper disposal of materials, including Solid Waste; and
(c)Except as set forth in Part 2.17(c) of the Company Disclosure Schedule: (i) the Company and the Subsidiaries have complied with all applicable Environmental Laws; (ii) the

Company Real Property (including soils, groundwater, surface water, buildings or other structures) is not contaminated with any Hazardous Substances that may subject Parent, the Surviving Corporation or the assets of the Surviving Corporation to liability under any Environmental Law; (iii) the Company and each of the Subsidiaries are not subject to liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property; (iv) the Company and each of the Subsidiaries have not caused or contributed to any release or threat of release of any Hazardous Substance that may subject Parent, the Surviving Corporation or the assets of the Surviving Corporation to liability under any Environmental Law; (v) the Company and each of the Subsidiaries have not received any notice, demand, letter, claim or request for information alleging that any of the Company or the Subsidiaries may be in violation of, or liable under, any Environmental Law; (vi) the Company and each of the Subsidiaries are not subject to any Orders, Remedial Actions, Actions, Environmental Claims, requests for information or investigation, or other arrangements with any governmental entity, nor subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving the Company or the Subsidiaries that could reasonably be expected to result in any Actions, Environmental Claims, Remedial Actions, Environmental Liabilities and Costs, or any other claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any Company Real Property pursuant to any Environmental Law.
2.18Interested Party Transactions. No officer or director (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any material interest in any Person which furnished or sold, or furnishes or sells, services, products, or technology that the Company or the Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any material interest in any Person that purchases from or sells or furnishes to the Company or the Subsidiaries, any goods or services, or (iii) any material interest in, or is a party to, any Contract to which the Company or the Subsidiaries is a party.
2.19Litigation; Solvency. Except as set forth on Part 2.19 of the Company Disclosure Schedule, there is no demand, claim, suit, Action, arbitration or legal, administrative, regulatory, or other proceeding pending before any federal, state, municipal, foreign, or other court or any governmental, administrative, or self-regulatory body or agency or any private arbitration tribunal or, to Company’s Knowledge, no demand, claim, suit, or action is threatened against the Company or its Subsidiaries or any of its officers, directors, employees, or any of the assets, properties or businesses that would reasonably be expected to have a Material Adverse Effect; and the Company has no Knowledge of any statement of facts or anticipated event which the Company or its Subsidiaries in good faith reasonably believes will or may give rise to any such claims, litigation, or proceeding. There are no outstanding Orders issued by any federal, state, local or foreign judicial, or administrative authority in any proceeding to which the Company or its Subsidiaries is or was a party which affect the properties or assets of the Company or its Subsidiaries. There is not in existence at present any Order of any court or other tribunal or agency or self-regulatory body to which Company, its Subsidiaries, properties, or assets are subject or by which they are bound. The Company and its Subsidiaries have not received a notice stating that the Company and its Subsidiaries are in default under any Order, license, regulation, or demand of any federal, state, or municipal or other governmental body or with respect to any Order of any court.

The Company and its Subsidiaries are solvent and there are no facts or information that has not been disclosed to Parent that, if known, would disclose the Company and its Subsidiaries as insolvent. The transaction contemplated by this Agreement will not render the Company or its Subsidiaries insolvent.

2.20Authority; Binding Nature of Agreement. The Company has all requisite corporate right, power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the Requisite Stockholder Approval (as defined in Section 2.22). Each of the Company Board and the Special Committee (at meetings duly called and held) as of the date of this Agreement has unanimously: (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders; and (b) declared this Agreement and the Merger advisable. The Company Board (at a meeting duly called and held), acting upon the unanimous recommendation of the Special Committee, as of the date of this Agreement has unanimously: (i) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved this Agreement and the Merger; and (ii) recommended the adoption of this Agreement and the approval of the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.
2.21Inapplicability of Anti-takeover Statutes. The Company Board has taken, or during the Pre-Closing Period (as defined in Section 4.1) the Company Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in the Oklahoma Take-over Disclosure Act, 15 Okl. St. §451, et seq, are not, and will not be, applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger. The Company Board has taken such actions and votes as are necessary to render the provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Legal Requirements or any anti-takeover provision in the Company’s certificate of incorporation or by-laws inapplicable to the Merger or this Agreement.
2.22Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement or approve the Merger.

2.23	Non-Contravention; Consents.

(a)Neither (1) the execution or delivery of this Agreement nor (2) the consummation of the Merger, will or would reasonably be expected to (with or without notice or lapse of time or both):
(i)contravene, conflict with or result in a violation of: (A) any of the provisions of the Certificate of Incorporation or Bylaws of the Company; or (B) any resolution adopted by the stockholders, the board of directors (or similar body) or any committee of the board of directors (or similar body) of the Company;
(ii)contravene, conflict with or result in a violation of any applicable Legal Requirement or any Order to which any of the Company or the Subsidiaries, or any of the assets owned or used by any of the Company or the Subsidiaries, is subject;
(iii)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or the Subsidiaries or that otherwise relates to the business of the Company or the Subsidiaries as currently conducted or to any of the assets owned or used by any of the Company or the Subsidiaries;
(iv)except as set forth on Part 2.23(a)(iv) of the Company Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a termination (or right of termination) or default under, any provision of any Significant Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Significant Contract; (B) accelerate the maturity or performance of any Significant Contract; or (C) cancel, terminate or modify any right, benefit, obligation or other term of any Significant Contract; or
(v)result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Company or the Subsidiaries (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Company or the Subsidiaries).
(b)Except for: (1) disclosure and the filing of proxy materials required under the rules and regulations of the SEC (as they relate to the Proxy Statement), (2) the filing of a certificate of merger with respect to the Merger with the Oklahoma Secretary of State and appropriate documents with the relevant authorities in other jurisdictions in which the Company does business, and (3) Part 2.23(b)(3) of the Company’s Disclosure Schedule which sets forth all necessary notices, consents, waivers, and approvals of parties to any Significant Contracts with the Company and the Subsidiaries that are required thereunder in connection with the Merger or for any such Significant Contracts to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and the Subsidiaries under such Significant Contracts from and after the Effective Time, neither the Company nor the Subsidiaries will be required to make any registration, declaration or filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger.
(c)Following the Effective Time, the Company and the Subsidiaries will continue to be permitted to exercise all of their rights under the Significant Contracts without payment of any additional amounts or consideration other than ongoing fees or payments which the

Company and the Subsidiaries would otherwise be required to pay pursuant to the terms of such Significant Contracts had the transactions contemplated by this Agreement not occurred.
2.24Fairness Opinion. The Company Board has received the opinion of Burrill & Company, which the Special Committee has retained as its financial advisor in connection with the Merger (the “Financial Advisor”), to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders (other than the holders referenced in such opinion). A copy of such opinion has been delivered to Parent for informational purposes only. Such opinion has not been withdrawn or revoked or otherwise modified in any material respect, and the Company has received the consent of Burrill & Company to include such opinion in the Proxy Statement.
2.25No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of the Company.
2.26Proxy Statement. None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
2.27Insurance. Within fifteen days following the date hereof, the Company will complete Part 2.27 of the Company Disclosure Schedule which will identify each of the insurance policies and fidelity bonds currently in force with respect to the business, properties, equipment, operations, employees, officers, and directors of the Company and its Subsidiaries. Except as disclosed in Part 2.27 of the Company Disclosure Schedule, there are no material claims outstanding under any insurance policy or bond and neither the Company nor any of its Subsidiaries has failed to give any notice or to present any such claim with respect to its business under any such policy in due and timely fashion. All such policies and bonds are in full force and effect in accordance with their terms, and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default thereunder. The Company will make Available to Parent correct and complete copies of all loss prevention reports, all claims made and loss history reports in respect of any insurance or bond maintained by the Company and its Subsidiaries during the past three (3) years. Except as set forth on Part 2.27 of the Company Disclosure Schedule neither the Company nor any of its Subsidiaries maintains any self-insurance or co-insurance arrangements. The Company acknowledges and agrees that the Surviving Corporation shall succeed to all current and historical insurance policies, bonds and benefits of the Company.
2.28Suppliers. Part 2.28 of the Company Disclosure Schedule lists the ten (10) largest suppliers of the Company and its Subsidiaries for the most recent fiscal year. No such supplier has cancelled or otherwise terminated, or indicated that it will stop, or materially decrease the rate of supplying materials, products or services to the Company or any of its Subsidiaries or cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries.
2.29Major Customers. Part 2.29 of the Company Disclosure Schedule lists the top 25 customers based on annual sales to each customer of the Company or its Subsidiaries for the most recent fiscal year. To the Company’s Knowledge, there is no reason why the relationship with any such person or entity might not be continued by Surviving Corporation, after the Merger, indefinitely at least at substantially the same level of business and on substantially the same terms as the Company or its Subsidiaries experienced during the most recent fiscal year preceding Closing. No customer who is included as a top 25 customer in the most recent fiscal year (i) has by written notice terminated its relationship with the Company or its Subsidiaries or has threatened in writing to do so; or (ii) is involved in any material dispute, claim or controversy with any of the Company or its Subsidiaries.
2.30Product Warranties; Recall. Part 2.30 of the Company Disclosure Schedule contains the Company’s standard form of product warranty and a description of the obligations relating thereto. The Company has not undertaken any performance obligations or made any warranties or guarantees with respect to its products other than those disclosed in Part 2.30 of the Company Disclosure Schedule. Except as disclosed on Part 2.30 of the Company Disclosure Schedule, no products of the Company have been the subject of a recall, market withdrawal, or stock recovery since January 1, 2007.
2.31Cash Management and Sales Practices. Since December 31, 2010, each of the Company and its Subsidiaries has not: (i) accelerated the collection of or discounted any billed or unbilled accounts receivable or deferred revenue or otherwise accelerated cash collections of any type (including by factoring), (ii) delayed or postponed the payment of any accounts payable or accrued expenses beyond the date such expenses would have customarily been paid or (iii) offered any special sales or incentive programs or taken any steps to fill the distribution channels of its business outside the ordinary course of business.
2.32Restrictions on Business Activity. There is no Contract (non‑competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or its Subsidiaries is a party or otherwise binding upon the Company or its Subsidiaries which has or may reasonably be expected to have the effect of (i) prohibiting or impairing (A) any business practice of the Company or its Subsidiaries, (B) any acquisition of property (tangible or intangible) by the Company or its Subsidiaries, or (C) the conduct of business by the Company or its Subsidiaries, or (ii) otherwise limiting the freedom of the Company or its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company and its Subsidiaries have not entered into any Contract under which the Company and its Subsidiaries are restricted from selling, licensing, manufacturing, delivering or otherwise distributing or commercializing any products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity.
2.33Representations Complete. No representation, warranty or other statement made by the Company in this Agreement, any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated by this

Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits, or will omit at the Closing, to state any material fact necessary in order to make any such statement, in the light of the circumstances under which such statement was made, not misleading.
Article 3
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:
3.1Due Organization; Etc. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma. Each of Parent and Merger Sub has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Immediately prior to the Effective Time, Parent will own, directly or indirectly, all outstanding stock of Merger Sub.
3.2Authority; Non-contravention.

(a)Each of Parent and Merger Sub has all requisite corporate right, power and authority to enter into, deliver and to perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. The board of directors of Merger Sub has determined: (i) that the Merger is fair to, and in the best interests of, Merger Sub and its stockholder; and (ii) to recommend that Parent as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger.

(b)Neither (1) the execution or delivery of this Agreement nor (2) the consummation of the Merger, will or would reasonably be expected to (with or without notice or lapse of time or both):

(i)contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub;

(ii)contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Merger Sub is subject;

(iii)contravene, conflict with or result in a violation or breach of, or result in a termination (or right of termination) or default under, any provision of any Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Contract; (B) accelerate the maturity or performance of any Contract; or (C) cancel, terminate or modify any right, benefit, obligation or other term of any Contract;

(c)Except for: (i) disclosure required under the rules and regulations of the SEC

(as they relate to the Proxy Statement); (ii) as may be required under anti-takeover statutes contained in the OGCA, and (iii) as would not have a material adverse effect on Parent's ability to consummate the Merger, no consent, approval, order or authorization of, or registration, with any Governmental Body is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger.

3.3Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.4No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Merger.
3.5Litigation. As of the date hereof, there is no Legal Proceeding pending against or, to the Knowledge of Parent, threatened against or affecting, Parent or the Merger Sub that would reasonably be expected to prevent, delay or materially impair Parent’s or Merger Sub’s ability to consummate the Merger. Neither Parent nor the Merger Sub is subject to any Order that would, individually or in the aggregate, reasonably be expected to prevent, delay or materially impair Parent’s or Merger Sub’s ability to consummate the Merger.
3.6Financing. As of the Effective Time Parent will have, sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Per Share Merger Consideration in the Merger.
3.7Disclosure. None of the information to be supplied by or on behalf of Parent to the Company specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
3.8No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
ARTICLE 4
Certain Covenants of the Company
4.1Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirements and the Confidentiality Agreement, the Company shall, and shall cause the respective Representatives of the Company and the Subsidiaries to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s and the Subsidiaries’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and the Subsidiaries; and (b) promptly furnish Parent and Parent’s

Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company and the Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Subsidiaries, as Parent may reasonably request. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each the Company and the Subsidiaries to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may deem necessary. Notwithstanding the foregoing, any such access, investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or otherwise result in any significant interference with the prompt and timely discharge of the normal duties of the Company. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or contravene any Legal Requirement or binding agreement entered into prior to the date of this Agreement. The parties hereto will use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.
4.2Operation of the Company’s Business.
(a)During the Pre-Closing Period, except for actions required to consummate the Merger: (i) the Company shall ensure that the Company and each of the Subsidiaries conducts its business and operations in the ordinary course and in accordance with past practices (including with respect to closing the Company’s books at the end of each calendar month); (ii) the Company shall use commercially reasonable efforts to ensure that the Company and each of the Subsidiaries preserves intact its current business organization, keeps available the services of its current officers, other employees and agents and maintains its relations and goodwill with all suppliers, distributors, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Company and the Subsidiaries and with all Governmental Bodies; and (iii) the Company shall take the actions set forth on Part 4.2(a) of the Company Disclosure Schedule.
(b)Without limiting the generality of the foregoing, during the Pre-Closing Period, except for actions required to consummate the Merger or as set forth on Part 4.2(b) of the Company Disclosure Schedule, the Company shall not (without the prior written consent of Parent), and the Company shall ensure that each of the Subsidiaries does not (without the prior written consent of Parent):
(i)declare, accrue, set aside or pay any dividend or make any other distribution payable in cash, stock, property or otherwise, in respect of any share capital, or repurchase, redeem or otherwise reacquire any share capital or other securities, other than to redeem, cancel and/or otherwise engage in the retirement or cancellation of the Company Options or In the Money Warrants.
(ii)sell, issue, grant or authorize the sale, issuance or grant of: (A) any share of capital stock or other security; (B) any option, call, warrant or right to acquire any share of capital stock or other security; or (C) any instrument convertible into or exchangeable for any share of capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company equity awards that were outstanding as of the date of this Agreement);
(iii)amend or waive any of its material rights under, or accelerate the vesting under, any material provision of any Contract evidencing any outstanding material restricted stock purchase agreement, or otherwise modify any of the material terms of any outstanding option, warrant or other security or any related Contract, except as may be required by applicable Legal Requirements;
(iv)amend or permit the adoption of any amendment to the certificate of incorporation, bylaws or other organizational documents any of the Company or the Subsidiaries;
(v)(A) acquire any material equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;
(vi)except for capital expenditures specifically set forth in the capital budgets set forth in Part 4.2(b)(vii) of the Company Disclosure Schedule made in a manner consistent therewith, make or authorize any individual capital expenditure that exceeds $100,000 or that, when added to all other capital expenditures made on behalf of the Company since the date of this Agreement, exceeds $100,000;
(vii)except as set forth in Part 4.2(b)(viii) of the Company Disclosure Schedule: (A) other than in the ordinary course of business consistent with past practice, enter into any contract that would have been a Significant Contract had it been entered into prior to this Agreement; or (B) other than in the ordinary course of business consistent with past practice (1) amend, modify or terminate any material provision of any Significant Contract; (2) cancel, modify or waive any material debts or claims held by it or waive any material rights having in each case a value in excess of $10,000; or (3) enter into any agreement to purchase or sell any interest in real property, grant any security interest in real property, enter into any lease, sublease, license, or other occupancy agreement with respect to any real property or alter, amend, modify, or terminate any of the terms of any lease; any of the forgoing notwithstanding, the Company shall be permitted to purchase an amendment to its Directors and Officers Liability Insurance policy that is commonly known as a “tail” or a “discovery period” amendment that would cover acts discovered after the Effective Time that occurred prior to the Effective Time, for a premium not to exceed $95,000. Prior to the purchase or the amendment to Company’s Directors and Officers Liability Insurance policy, Company will consult with Parent to discuss and determine the most cost effective premium that can be obtained for like coverage. Company and Parent agree that the most cost effective amendment to its Directors and Officers Liability Insurance policy will be selected, however, any replacement policy will contain substantially the same provisions and coverage as the policy that existed at the Effective Time.
(viii)acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license any right or other asset to any other

Person (except, in each case, for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices);
(ix)make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of the Company or the Subsidiaries;
(x)make any loans, advances or capital contributions to or investments in any Person (other than in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;
(xi)establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine salary increases to employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing as of the date of this Agreement);
(xii)promote any employee or change any employee’s title; hire any employee with an annual base salary in excess of $100,000; or increase the salary (whether through payment of, or agreement to pay, bonus amounts or otherwise) for any Company employee, other than compensation adjustments consistent with historical practices;
(xiii)other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;
(xiv)make any material Tax election;
(xv)commence any material Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;
(xvi)settle any material Legal Proceeding or other material claim, except pursuant to a settlement that does not involve any liability or obligation on the part of the Company and the Subsidiaries or involves only the payment of monies by the Company or the Subsidiaries of not more than $10,000 in the aggregate for all such settlements;
(xvii)enter into any material Contract covering any Company Associate, or make any payment to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements);
(xviii)take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or
(xix)agree or commit to take any of the actions described in clauses (i) through (xviii) of this Section 4.2(b).

4.3	No Solicitation.
(a)Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not and the Company and the Subsidiaries shall not permit any of their officers, directors, members, employees, stockholders, agents, representatives or affiliates (each, a “Company Representative”) to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of the Company’s business or properties, or any equity interest in the Company or shares of Company Common Stock or any rights to acquire any shares of Company Common Stock or other equity interests in the Company, regardless of the form of transaction (a “Competing Transaction”), or effect any such transaction, (B) disclose any information to any Person concerning the business or properties of the Company, or afford to any Person access to the Company’s properties, books or records other than in the ordinary course of business, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction. In the event that the Company or any Company Representative shall receive, prior to the Closing or the termination of this Agreement in accordance with Article 8 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company shall, or shall cause such Company Representative to, immediately (x) terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request, including, but not limited to a copy thereof or a summary of the principal terms of any such inquiry, offer or proposal that is not in writing.
(b)The parties hereto agree that irreparable harm would occur in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Company Representative shall be deemed to be a breach of this Agreement by the Company.
ARTICLE 5
Additional Covenants of the Parties
5.1Proxy Statement. As promptly as reasonably practicable following the date hereof, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement to comply in all material respects with the applicable rules and regulations of the SEC and other applicable Legal Requirements. The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond promptly to any such comments. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of: (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement; or (ii) receiving notification of final resolution of any comments received from the SEC or its staff concerning the Proxy Statement. If any event relating to the Company or the Subsidiaries occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.

5.2	Company Stockholders’ Meeting.
(a)The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. The Company Stockholders’ Meeting shall be held (on a date selected by the Company and Parent) as promptly as practicable after the commencement of the mailing of the Proxy Statement. The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.
(b)Subject to Section 5.2(d), the Proxy Statement shall include a statement to the effect that: (i) each of the Special Committee and the Company Board: (A) has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, and (B) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting; and (ii) the Company Board, acting upon the recommendation of the Special Committee, has unanimously approved and adopted this Agreement and unanimously approved the Merger, in accordance with the requirements of the OGCA. (The unanimous determination by the Special Committee and the Company Board that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the unanimous recommendation of the Special Committee and the Company Board that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the (“Company Board Recommendation.”) The Company shall ensure that the Proxy Statement includes the opinion of the Financial Advisor.
(c)Neither the Company Board nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation (it being understood and agreed that the Company Board Recommendation shall be deemed to have been modified by the Company Board or any committee thereof in a manner adverse to Parent and Merger Sub if the Company Board Recommendation shall no longer be unanimous); (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any offer or proposal to acquire the Company from any other Person; (iii) approve or recommend, or cause or permit the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an acquisition of Company by a Person, who is not the Parent or Merger Sub; or (iv) resolve, agree or publicly propose to, or permit the Company or any Representative of the Company to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c).
(d)Notwithstanding anything to the contrary contained in clause (i) of Section 5.2(c), at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company Board may withdraw or modify the Company Board Recommendation if: (A) there shall arise after the date of this Agreement any change in circumstances affecting the Company that leads the Company Board to consider withdrawing or modifying the Company Board Recommendation (any such change in circumstances being referred to as a “Change in Circumstances”); (B) the Company provides Parent, at least 72 hours prior to any meeting of the Company Board at which the Company Board will consider and determine whether such Change in Circumstances requires the Company Board to withdraw or modify the Company Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Change in Circumstances; (C) the Company Board, acting upon the recommendation of the Special Committee, reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Change in Circumstances, the withdrawal or modification of the Company Board Recommendation is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Oklahoma law; (D) no less than 72 hours prior to withdrawing or modifying the Company Board Recommendation, the Company Board delivers to Parent a written notice: (1) stating that a Change in Circumstances has arisen; (2) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation; and (3) containing a reasonably detailed description of such Change in Circumstances; (E) throughout the period between the delivery of such notice and any withdrawal or modification of the Company

Board Recommendation, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that no withdrawal or modification of the Company Board Recommendation would be legally required as a result of such Change in Circumstances; and (F) at the time of withdrawing or modifying the Company Board Recommendation, the failure to withdraw or modify the Company Board Recommendation would constitute a breach of the fiduciary obligations of the Company Board to the Company’s stockholders under applicable Oklahoma law in light of such Change in Circumstances (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (E) above or otherwise).
(e)The Company shall ensure that any withdrawal or modification of the Company Board Recommendation: (i) does not change or otherwise affect the approval of this Agreement by the Company Board or any other approval of the Company Board; and (ii) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Oklahoma or any other state to be applicable to this Agreement, or the Merger.

5.3	Employee Matters.
(a)The Company terminated its Employee Plan that contained a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”) effective December 31, 2008. The Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan.
(b)To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Merger, the Company and Parent shall consult to ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, the Company shall consult and cooperate with Parent regarding, provide Parent with the opportunity to review and comment on, and reasonably consider all comments made by Parent on, communications with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation.

5.4	Repayment or Refinance of Certain Indebtedness.
(a)Within 90 days after the Closing Date, Surviving Corporation shall either refinance the Company Indebtedness or shall obtain release of any personal guaranty of Mark E. Vaughan ("Vaughan") and Herbert B. Grimes ("Grimes") of the Company Indebtedness.
(b)Within 30 days after the Closing Date, the Surviving Corporation shall pay in full the Promissory Note dated September 8, 20110, payable to Herbert B. Grimes, the outstanding balance due of which as of April 30, 2011, was $810,640.
(c)Notwithstanding anything to the contrary contained herein Vaughn and Grimes shall be third party beneficiaries of this Section 5.4 and Parent hereby agrees that Vaughn and/or Grimes shall have the right to enforce the provisions Section 5.4 (a) and 5.4(b).

5.5	Regulatory Approvals and Related Matters.
(a)Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger, and to submit promptly any additional information requested by any such Governmental Body.
(b)Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger as soon as practicable after the date of this Agreement. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Merger; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger. Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Body in connection with the Merger and in connection with any investigation or other inquiry by or before a Governmental Body relating to the Merger, including any proceeding initiated by a private Person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Body and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger, and (iii) subject to applicable Legal Requirements relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person and/or any Governmental Body in connection with the Merger.
5.6Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part to take the Surviving Corporation private under applicable Legal Requirements and to enable the Surviving Corporation to cause the Over the Counter Bulletin Board to cease reporting quotations on the Company Common Stock and to suspend the SEC reporting requirements under the Exchange Act as promptly as reasonably practicable after the Effective Time. The Surviving Corporation shall use commercially reasonable efforts to cause the Company Common Stock to no longer be quoted on the Over the Counter Bulletin Board and deregistered under the Exchange Act as soon as practicable following the Effective Time.
5.7Notice of Certain Events. During the Pre-Closing Period, each party hereto shall promptly notify the other in writing of:
(a)any notice or other communication received by such party or any of its Subsidiaries from any Person alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement;

(b)any notice or other communication received by such party or any of its Subsidiaries from any Governmental Body in connection with the transactions contemplated by this Agreement; and
(c)any Legal Proceeding commenced or asserted or to its Knowledge, threatened against, related to or involving or otherwise affecting any of the Company or the Subsidiaries or Parent or the Merger Sub, as the case may be, that if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;
provided that no notification given by any party pursuant to this Section 5.7 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.
5.8Resignation of Officers and Directors. The Company shall obtain and deliver to Parent at or prior to the Effective Time the resignation, effective as of the Effective Time, of each officer and director (or similar office) of each of the Company and the Subsidiaries.
5.9Disclosure. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), posting any information to any website that is generally available to the public, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Merger and, except in respect of any public statement or press release as may be required by applicable Legal Requirements or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.
5.10Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take such reasonable steps as are required to cause the disposition or acquisition of Company Common Stock, Company Options and Warrants in connection with the Merger, by each officer or director of the Company who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, respectively, to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.
5.11Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two (2) business days) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in the defense and settlement of, any Stockholder Litigation. No compromise or full or partial settlement of any Stockholder Litigation shall be agreed to by the Company without Parent’s prior written consent.
5.12Warrant Notices. The Company shall provide any and all notices required to holders of In the Money Warrants and Out of the Money Warrants, including, but not limited to, notices required under Section 12, Notice of Certain Corporate Action, of the Warrant Agreement between Company and Warrant Agent for the Out of the Money Warrants.

ARTICLE 6
Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1	Accuracy of Representations.
(a)Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall be accurate as of the Effective Time as if made on and as of the Effective Time (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all Company Material Adverse Effect, materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
(b)Each of the Specified Representations shall be accurate in all material respects as of the Effective Time as if made on and as of the Effective Time (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the Specified Representations as of the foregoing dates: (i) all Company Material Adverse Effect, materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
6.2Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
6.3Unanimous Company Board Approval. This Agreement shall have been unanimously approved by the Company Board, which unanimous approval shall not have been altered, modified, changed or revoked.
6.4Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Approval in accordance with Oklahoma law.
6.5Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2 and 6.6, have been duly satisfied.
6.6No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect.
6.7Regulatory Matters. Any Governmental Authorization or other material Consent required to be obtained under any Legal Requirement shall have been obtained and shall remain in full force and effect.
6.8No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
6.9Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or Subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.
6.10Exercise or Termination of Company Options. The Company shall have taken all necessary actions to provide for the cancellation or termination of all Company Options that are outstanding at the Effective Time. Each such Company Option shall either (i) have been exercised by the holder(s) of such Company Options in full or (ii) to the extent not exercised in full, be terminated or cancelled, subject to the right to receive payment for Company Options as described in Section 1.5(c) hereof. The Company shall have delivered to Parent written evidence of such exercise, termination or cancellation. The Company shall have taken all actions necessary to effect the provisions set forth in Section 1.5(c) hereof with respect to all Company Options and all agreements relating thereto, including without limitation any necessary amendments to any Company Options or agreements relating thereto and the delivery of all required notices and obtaining of any required consents under such Company Options or agreements relating thereto, as applicable.
6.11Exercise or Termination of In the Money Warrants. The Company shall have taken all necessary actions to provide for the cancellation or termination of the In the Money Warrants, that are outstanding prior to the Effective Time, and each such In the Money Warrant shall have been either (i) exercised by the holder(s) thereof full or (ii) to the extent not exercised in full, terminated or cancelled, subject to the right to receive payment for such In the Money Warrants as described in Section 1.5(d) hereof. The Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.
6.12Treatment of Out of the Money Warrants. The Company shall have taken all necessary actions to provide that (i) Out of the Money Warrants that have been exercised and for which the exercise price has been paid in full shall have been replaced and superseded by the shares of

Company Common Stock issued upon such exercise and (ii) with respect to Out of the Money Warrants that remain outstanding at the Effective Time the Company prior to the Effective Time shall have prepared a supplemental warrant (with the approval of Merger Sub) that the Surviving Corporation shall execute and deliver to the Warrant Agent (or such other transfer agent selected by Parent). The supplemental warrant agreement shall have been prepared pursuant to Section 6(d) of the Warrant Agreement between Company and Warrant Agent and shall provide that the holder of each Out of the Money Warrant then outstanding shall thereafter (until the expiration of such Warrant) have the right to receive, upon exercise of such Out of the Money Warrant, only payment of Per Share Merger Consideration for such Out of the Money Warrant, all as described in Section 1.5(e) hereof.
6.13Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract (including Lease Agreements) set forth in Part 6.13 of the Company Disclosure Schedule hereto as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.
6.14Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger, this Agreement and the transactions contemplated hereunder were unanimously approved by the Company’s board of directors), and (iii) the valid adoption of resolutions of the Company stockholders constituting the Requisite Stockholder Approval (whereby the Merger, this Agreement and the consummation of the transactions contemplated hereby were approved).
6.15Certificate of Valid Existence; Authorization, Etc. Parent shall have received a long‑form certificate of valid existence/authorization from the Secretary of State of the State of Oklahoma which is dated within five (5) business days prior to the Closing with respect to the Company.
6.16FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.
ARTICLE 7
Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:
7.1Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
7.2Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
7.3Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.
7.4Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Approval in accordance with Oklahoma law.
7.5Regulatory Matters. Any Governmental Authorization or other material Consent required to be obtained under any Legal Requirement shall have been obtained and shall remain in full force and effect.
7.6No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
ARTICLE 8
Termination
8.1Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Requisite Stockholder Approval) by written notice of the terminating party (acting through such party’s board of directors or its designee) to the other parties:
(a)by mutual written consent of Parent and the Company;
(b)by Parent or the Company if the Merger shall not have been consummated by December 31, 2011 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
(c)by Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
(d)by Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this

Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Requisite Stockholder Approval is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
(e)by Parent (at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval) if a Triggering Event shall have occurred;
(f)by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement as if made on such subsequent date (other than any such representation and warranty made as of a specific earlier date) such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date: (A) all materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company (or such other applicable party) is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; provided, further, that, Parent may not terminate this Agreement under this Section 8.1(f) if it is then in breach in any material respect of this Agreement;
(g)by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations or warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; provided, further, that, the Company may not terminate this Agreement under this Section 8.1(g) if it is then in breach in any material respect of this Agreement;
(h)by Parent if, in the opinion of Parent the cost (including reasonable attorney fees) of defending against or responding to the holders of outstanding shares of Company Common Stock that are in a position to perfect appraisal rights under Section 1091 of the OGCA following the Company Stockholders’ Meeting will exceed $250,000, not including the payment of such holders’ respective Per Share Merger Consideration as computed herein;
(i)by Parent if, any material litigation or claims shall be pending or threatened against or substantially affecting Parent or Company or the Surviving Corporation or any of their respective assets, or the Merger, which, in the judgment of the Parent’s board of directors, renders it inadvisable to proceed with the Merger;
(j)by Parent if, any of the plants of the Company shall have been damaged by fire or other casualty, whether or not insured, which damage, in the reasonable judgment of Parent, would materially and adversely affect the conduct of the business of the Company; or
(k)by Parent if, the Selling Expenses exceed $350,000.
8.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation or warranty, or any willful breach of any covenant, obligation or other provision, contained in this Agreement.
8.3Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.
ARTICLE 9
Miscellaneous Provisions
9.1Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made, which by law requires further approval of the stockholders of the Company, without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and delivered by duly authorized officers of the respective parties.
9.2Extension; Waiver.

(a)Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.
(b)No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(c)No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
9.3No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Merger.
9.4Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that during the Pre-Closing Period, the Confidentiality Agreement shall not preclude (i) Parent from exercising its rights under this Agreement or taking any action in furtherance of or to facilitate the consummation of the Merger or (ii) planning activities performed by or consented to, or other action taken by, Parent or any of its Representatives in preparation for the Closing). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.
9.5Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Merger, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the District Court in and for Cleveland County, Oklahoma (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the Western District of Oklahoma); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the District Court in and for Cleveland County, Oklahoma (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Oklahoma). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
9.6Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Article 2, and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is reasonably apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.
9.7Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
9.8Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the parties’ rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by any party without the other parties’ prior written consent shall be void and of no effect.
9.9Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (Oklahoma Time) on the day sent by email and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m. (Oklahoma Time) on the day sent by email and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two (2) business days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):
If to Parent or Merger Sub:
Reser’s Fine Foods, Inc.
PO Box 8
Beaverton OR 97075-0008
Attn:  Paul Leavy
Fax No.:  (503) 277-5693
Email:  paul@resers.com
with a copy (which shall not constitute notice):

Brownstein, Rask, Sweeney, Kerr,
Grim, DeSylvia & Hay, LLP
1200 SW Main Street
Portland OR 97205-2040.
Attn:  Kirkham E. Hay
Telephone:  (503) 221-1772
Fax No.:  (503) 221-1074
Email:  keh@brownrask.com

If to the Company:

Vaughan Foods, Inc.
212 NE 12th Street
Moore, OK 73160
Attn:  Gene P. Jones
Fax No.:  866.371.8944
Email:  gene.jones@vaughanfoods.com
with a copy (which shall not constitute notice) to:

Morse, Zelnick, Rose & Lander LLP
405 Park Avenue, Ste. 1401
New York NY 10022
Attn:  Stephen A. Zelnick
Telephone:  (212) 838-8040
Fax No.:  (212) 838-9190
Email:  SZelnick@mzrl.com
9.10Cooperation. The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Merger and to carry out the intent and purposes of this Agreement.
9.11Obligations of Parent and of the Company. Whenever this Agreement requires the Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Merger Sub to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

9.12Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or Governmental Body to be invalid, void or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability or application of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a suitable and equitable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
9.13Remedies. The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, may not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, the Company or Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. The Company and Parent hereby waive any requirement for the securing or posting of any bond in connection with any such remedy.
9.14Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
(e)The table of contents and headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, shall not be deemed to limit or otherwise affect any provisions hereof and shall not be referred to in connection with the construction or interpretation of this Agreement.
In Witness Whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

PARENT:                RESER’S FINE FOODS, INC.

By:     /s/Mark Reser
Name: Mark Reser
Its: President

MERGER SUB:            Reser’s Acquisition, Inc.

By:     /s/Mark Reser
Name: Mark Reser

Its: President

COMPANY:                VAUGHAN FOODS, INC.

By:     /s/Herbert Grimes
Name: Herbert Grimes
Its: Chairman and Chief Executive Officer

Exhibit A
Certain Definitions

For purposes of this Agreement (including this Exhibit A):

Actions. “Actions” shall mean any litigation, claim, investigation, proceeding or other action.

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Audited Balance Sheet. “Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2010, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC prior to the date of the Agreement, including the notes thereto.

Book Entry Shares. “Book Entry Shares” shall mean uncertificated shares of Company Common Stock represented by a book entry.

business day. “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.
COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to the Company or any Affiliate of the Company.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company, whether restricted or unrestricted.

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company and its Subsidiaries are a party; (b) by which the Company and the Subsidiaries or any asset of the Company and its Subsidiaries are or may become bound or under which the Company and its Subsidiaries have, or may become subject to, any obligation; or (c) under which the Company and its Subsidiaries have or may acquire any right or interest.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been attached to the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) the Company and its Subsidiaries; and (b) any Company Associate, other than any such Contract that is terminable “at will” without any material obligation on the part of Company and its Subsidiaries or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by Company and its Subsidiaries under applicable non-U.S. law.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by the Company and its Subsidiaries for the benefit of any Company Associate; or (b) with respect to which the Company and its Subsidiaries or any Company Affiliate may incur or become subject to any material liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company Indebtedness. “Company Indebtedness” shall mean the following debts owed by the Company:

(a)    Cleveland County Industrial Revenue Bonds dated December 1, 2004, secured by real property located at 216 NE 12th, Moore, Oklahoma, the final payment of which is due December 1, 2024, with an outstanding balance of $3,245,000 as of April 30, 2011, personally guaranteed by Mark E. Vaughan;

(b)    International Bank of Commerce equipment loan dated September 3, 2010, the final payment of which is due March 3, 2010, with an outstanding balance of $385,237 as of April 30, 2011, personally guaranteed by Mark E. Vaughan and Herbert B. Grimes;

(c)    Quail Creek Bank real estate loan dated June 22, 2004, secured by real property at 100 Messenger Lane, Moore, Oklahoma, the final payment of which is due June 22. 2015 with an outstanding balance of $157,447 as of April 30, 2001, personally guaranteed by Mark E. Vaughan;

(d)    First National Bank of Burleson real estate loan dated July 3, 2003, to Wild About Food ― Oklahoma, LLC, secured by real property at 500 E Central Avenue, Fort

Worth, Texas, the final payment of which is due June 1, 2021, with an outstanding balance of $121,098 as of April 30, 2011, personally guaranteed by Mark E. Vaughan and Herbert B. Grimes; and

(e)    Aurora Bank real estate loan secured by real property at 216 NE 12th Street, Moore, Oklahoma, the final payment of which is due August 1, 2028, with an outstanding balance of $2,961,622 as of April 30, 2011, personally guaranteed by Mark E. Vaughan.

Company Intellectual Property Rights. “Company Intellectual Property Rights” shall have the meaning set forth in Section 2.9(a).
Company Material Adverse Effect. “Company Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise), assets, operations or financial performance of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the Merger, excluding, in each case, any effect resulting from: (i) changes in the financial or securities markets or general economic or political conditions in the United States that have arisen after the date of the Agreement and do not have a disproportionate impact on the Company; (ii) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Company operates that have arisen after the date of the Agreement and do not have a disproportionate impact on the Company, taken as a whole; (iii) changes (including changes in applicable Legal Requirements) or conditions arising after the date of the Agreement generally affecting the industry in which the Company operates and that do not have a disproportionate effect on the Company, taken as a whole; (iv) acts of war, sabotage or terrorism or natural disasters involving the United States of America occurring after the date of the Agreement that do not have a disproportionate impact on the Company, taken as a whole; (v) the announcement or consummation of the Merger, including any loss or adverse change in relationships with customers, suppliers, partners or employees or the initiation of litigation by any party in respect of this Agreement; (vi) any failure by the Company to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood, however, that the circumstances giving rise to any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or may occur); or (vii) any failure to take any action expressly prohibited by Section 4.2 for which the Company requests consent in writing and Parent denies such consent, or the taking of any specific action by the Company that Parent expressly requests in writing.

Company Option. “Company Option” shall mean each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to the Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested but in no event shall include any Warrant.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

Company Real Property. “Company Real Property” means collectively Real Property and Leased Real Property.

Company Stock-Based Award. “Company Stock-Based Award” shall mean any restricted stock unit or restricted stock award relating to Company Common Stock, whether granted under the Plan or otherwise and whether vested or unvested.

Confidentiality Agreement. “Confidentiality Agreement” shall mean the Vaughan Foods, Inc. Mutual Non-Disclosure Agreement dated March 4, 2011.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and all actions and transactions contemplated by this Agreement.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), except for title exceptions, defects, and other Encumbrances, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or its Subsidiaries.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Claims. “Environmental Claims” shall mean any accusation, allegation, notice of violation, claim, demand, abatement, or order of direction (conditional or otherwise) by any governmental authority or any person or entity for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to natural resources, trespass, nuisance, pollution, contamination or other adverse impacts or effects to property, persons or the environment, or for fines, penalties, or restrictions or any investigation, remediation, cleanup or closure requirements, resulting from or based upon: (1) the existence or release of (including, without limitation, sudden or non-sudden, accidental or non-accidental leaks or spills), or exposure to, any Hazardous Substance, chemical, material, pollutant, contaminant, or audible noise in, into or onto the environment (including, without limitation, the air, ground, water or any surface); (2) the transportation, storage, treatment, or disposal of hazardous substances; or (3) the violation, or alleged violation, of any statute, ordinance, order, rule, regulation, permit or license of or from any governmental authority, agency or court relating to environmental matters.

Environmental Laws. “Environmental Laws” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, or treaty; all judicial administrative, and regulatory orders, judgments, decrees, permits, and authorizations; and common law relating to: (a) the protection of human health, the environment or natural resources; (b) the investigation, remediation or restoration of the environment or natural resources; (c) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Substance; or (d) noise, odor, pollution, contamination, land use, or any injury or threat of injury to persons or property related thereto. The definition of Environmental Laws shall include the applicability of the following statutes: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq., the Clean Water Act, as amended, 33 U.S.C. § 1251, et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq., the Hazardous Material Transportation Act, as amended, the Occupational Safety and Health Act, the Oil Pollution Act, 33 U.S.C. §§40 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§116 et seq., the Federal Insecticide, Fungicide and Rodenticide Act., 7 U.S.C. §§136 et seq., the Atomic Energy Act, 42 U.S.C. §§2011 et seq., and the Hazardous Materials Transportation Act, 42 U.S.C. §§1801 et seq., and all rules or regulations promulgated under such statutes, and any other similar statute, regulation or ordinance now or hereafter enacted.
Environmental Liabilities and Costs. “Environmental Liabilities and Costs” shall mean all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees, monitoring costs, and costs of investigation and feasibility studies), fines penalties, sanctions and interest, incurred as a result of any Environmental Claim. or demand, by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any environmental law, permit, order or agreement with a governmental authority or other person, arising from any Environmental Law, health or safety conditions, or the release of any Hazardous Substances into the environment, resulting from the past, present or future operations of a business entity.

Environmental Permits. “Environmental Permits” shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans, disclosure and reporting requirements or compliance schedules required by applicable Environmental Laws, or issued by a Governmental Authority pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect human health or the environment, including, without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans, disclosure and reporting requirements and compliance schedules for air emissions, chemicals stored, transported or used by Seller, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Substances or Solid Waste generation, use, storage, treatment, and disposal.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authority. “Governmental Authority” shall mean any U.S. federal, state, provincial or municipal entity, any foreign government and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

Governmental Authorization. “Governmental Authorization” shall mean (a) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) any right under any Contract with any Governmental Body, and shall also include any required approval or clearance of any Governmental Body pursuant to any applicable foreign Legal Requirement relating to antitrust or competition matters.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization, including the New York Stock Exchange, NASDAQ. and the Financial Industry Regulatory Authority (FINRA).

Hazardous Substances. “Hazardous Substances” shall mean (a) any oil, petroleum product, or by-product, flammable substances, explosives, radioactive materials, polychlorinated biphenyls, asbestos-containing materials, lead containing paint or plumbing, hazardous wastes, toxic wastes or substances or any other wastes, materials or pollutants defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” under any applicable Environmental Law; and (b) any other commercial products, chemical, material, waste, or substance, exposure to which is prohibited, limited or regulated by any governmental environmental authority; any other material or substance which has in the past or could in the future constitute a health, safety, or environmental hazard to any person or property; and pursuant to any Environmental Law.

HIPAA. “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
Intellectual Property Rights. “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, and registrations and applications therefor, mask works, whether registered or not, works of authorship and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

Improvements. “Improvements” shall mean all buildings, structures, and other improvements of any and every nature located on the Company Real Property and all fixtures attached or affixed, actually or constructively, to the Company Real Property or to any such buildings, structures, or other improvements.

Interested Party. “Interested Party” shall have the meaning as set forth in Section 2.18.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. An Entity shall be deemed to have “Knowledge” of a fact or other matter if any executive officer of such entity has actual knowledge of such fact or other matter after reasonably inquiry.

Law or Laws. “Law” or “Laws” shall mean any federal, national, state, county, provincial, local, municipal, or foreign constitution, statute, law, rule, regulation, ordinance or code, legislation, treaty, convention, judicial decisions and legal requirements of any governmental or quasi-governmental entity, whether of the United States or any other jurisdiction as in effect from time to time.

Leased Real Property. “Leased Real Property” shall have the meaning set forth in Section 2.6(a).

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any material federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, judgment, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Liens. “Liens” means any pledge, mortgage, charge, claim, title imperfection, defect or objection, security interest, conditional and installment sales agreement, encumbrance, easement, encroachment, or third party right or restriction, of any kind.

Made Available to Parent. Any statement in Article 2 of the Agreement to the effect that any information, document or other material has been “Made Available to Parent” shall mean that such information, document or material was: (a) publicly available on the SEC EDGAR database in un-redacted form; or (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form at least 48 hours prior to the execution of the Agreement.

NASDAQ. “NASDAQ” shall mean the NASDAQ Capital Market.

OGCA. “OGCA” shall mean the Oklahoma General Corporation Act.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $.01 par value per share, of Parent.

Per Share Merger Consideration. “Per Share Merger Consideration” shall mean $18,250,000, minus any amounts paid or to be paid for cancelled or terminated Company Options and In the Money Warrants (whether such payment is by Parent or Company), divided by all of the issued and outstanding shares of Company Common Stock at the Effective Time, rounded to the nearest whole cent.

By way of example, all Company Options and In the Money Warrants are cancelled or terminated as provided herein, on the following facts the Per Share Merger Consideration would be $1.58 and the amount to be realized per share in each category would be approximately as follows:

Category	Units	Amount
Equity consideration		$18,250,000
Less:
Cancelled Stock Options @$0.38 per share ($1.58 - $0.38)	155,000	(186,091)
Cancelled Stock Options @$0.42 per share ($1.58 - $0.42)	174,000	(201,943)
Cancelled Stock Options @$0.49 per share ($1.58 - $0.49)	90,000	(98,153)
Cancelled Stock Options @$0.69 per share ($1.58 - $0.69)	369,120	(328,734)
Cancelled Stock Options @$0.76 per share ($1.58 - $0.76)	115,000	(94,368)
Cancelled In-the-Money Bank Warrants @$0.5942 per share ($1.58 - $0.5942)	252,454	(249,018)
Cancelled In-the-Money Agent Warrants @$0.625 per share ($1.58 - $0.625)	475,750	(454,622)
Cancelled In-the-Money PPM Warrants @$0.625 per share ($1.58 - $0.70)	1,903,000	(1,675,762)
Cancelled In-the-Money Consultant Warrants @$0.38 per share ($1.58 - $0.38)	112,000	(134,466)
Amount remaining for allocation to common stockholders		14,826,843
Shares outstanding		9,380,577
Consideration per share		$1.58

Permitted Liens. “Permitted Liens” shall mean those Liens against the assets of the Company or its Subsidiaries that will be accepted by Parent and which will survive Closing.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Tax Period. “Pre-Closing Tax Period” shall have the meaning set forth in Section 2.15(d).

Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Real Property. “Real Property” shall mean collectively the following listed owned property: (a) various buildings and parcels of land located at 216 NE 12th Street, Moore, OK, and (b) land and building located at 500 East Central Avenue, Fort Worth, TX.

Remedial Action. “Remedial Action” shall mean all actions required or voluntarily undertaken to: (1) investigate, clean up, remove, remediate, treat or in any other way address Hazardous Substances or other contaminants in the indoor or outdoor environment; (2) prevent the release or threat of release, or minimize the further release of Hazardous Substances or other contaminants so they do not migrate or endanger, or threaten to endanger public health or welfare, or the indoor or outdoor environment; or (3) perform pre-remedial studies and investigations, post-remedial monitoring and care and closure.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Selling Expenses. “Selling Expenses” shall mean all costs, fees and expenses of outside professionals incurred by the Company relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including all legal fees, accounting, tax, investment banking fees and expenses.

Solid Waste. “Solid Waste” shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility and other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining and agricultural operations, and from community activities.

Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.2(a) (Certificate of Incorporation and Bylaws), 2.3(a) (Capitalization; Rights to Acquire Stock), 2.20 (Authority; Binding Nature of Agreement), 2.21 (Inapplicability of Anti-takeover Statutes), 2.22 (Vote Required), and 2.24 (Fairness Opinion) of the Agreement.

Stockholder Litigation. “Stockholder Litigation” shall mean any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, the Special Committee and/or any of the Company’s directors or officers relating directly or indirectly to the Agreement, the Merger or any related transaction (including any such claim or Legal Proceeding based on allegations that the Company’s entry into the Agreement or the terms and conditions of the Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Special Committee, any member of the board of directors of the Company or any officer of the Company).

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body. For purposes of the Agreement, “Tax” also includes any Liability for taxes as a transferee or successor.

Tax Return. “Tax Return” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Transaction Payroll Taxes. “Transaction Payroll Taxes” shall have the meaning set forth in Section 2.15(d).

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have (i) withdrawn the Company Board Recommendation; (ii) modified the Company Board Recommendation in a manner adverse to Parent; or (iii) taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (b) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (c) the Company Board shall have failed to reaffirm, unanimously and publicly, the Company Board Recommendation within five business days after Parent reasonably requests, in writing, that the Company Board Recommendation be reaffirmed publicly (it being understood that a request by Parent that the Company Board Recommendation be reaffirmed publicly shall be deemed reasonable if such request is made after there has been a breach or violation of Section 4.3); (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; or (e) the Company or any director or executive officer of the Company shall have breached in any material respect or taken any action materially inconsistent with any of the provisions set forth in Section 4.3.

Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall mean the unaudited balance sheet of the Company as of May 31, 2011.

Unpaid Pre-Closing Taxes. “Unpaid Pre-Closing Taxes” shall have the meaning set forth in Section 2.15(d).

Warrant. Warrant” shall mean all warrants of the Company to purchase shares of Company Common Stock from the Company, whether issued or granted and whether vested or unvested,

including, but not limited to the Out of the Money Warrants and In the Money Warrants. In the Money Warrants shall also include the individual reference to the PPM Warrants, the Bank Warrants, the Consultant Warrants, and the Agent Warrants.